Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-157128) on Form S-11/A of Pacific Office Properties Trust, Inc. of our report dated March 18, 2008, relating to our audit of the consolidated financial statements and the financial statement schedule of Waterfront Partners OP, LLC as of December 31, 2007, and for the year then ended, which is included in the Current Report on Form 8-K filed by Pacific Office Properties Trust, Inc. on June 10, 2009 (as amended on November 23, 2009) and appears in the Annual Report on Form 10-K of Pacific Office Properties Trust, Inc. for the year ended December 31, 2008.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ McGladrey & Pullen, LLP

Irvine, California
January 5, 2010